Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 22 May 2024 relating to the consolidated financial statements of National Grid plc and the effectiveness of National Grid plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of National Grid plc. for the year ended 31 March 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

28 August 2024